Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 29, 2002, in Amendment No. 1 to the Registration Statement (Form S-2) and related Prospectus of Old Dominion Freight Line, Inc. for the registration of 3,500,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated January 29, 2002, with respect to the consolidated financial statements and schedule of Old Dominion Freight Line, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Greensboro, North Carolina
October 30, 2002